Exhibit (b)

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated June 13, 2003 (and all references to our Firm), included in or made a part of this Form 11-K, into the Registration Statement (Form S-8, File No. 33-87430) pertaining to the Donnelley Deferred Compensation and Voluntary Savings Plan.

We have not audited any financial statements of the Donnelley Deferred Compensation and Voluntary Savings Plan subsequent to December 31, 2002 or performed any audit procedures subsequent to the date of our report.

WASHINGTON, PITTMAN & MCKEEVER, LLC

Chicago, Illinois

June 30, 2003